Exhibit 15.2

Consent of Independent Registered Public Accounting Firms
We consent to the incorporation by reference in the registration statements on Form F-3 of Rio Tinto plc (No. 333-238553), Rio Tinto Limited (No. 333-238553-01), Rio Tinto Finance (USA) Inc. (No. 333-238553-02), Rio Tinto Finance (USA) plc (No. 333-238553-03), and Rio Tinto Finance (USA) Limited (No. 333-238553-04) and in the registration statements on Form S-8 of Rio Tinto plc (Nos. 333-184397, 333-202547 and 333-224907), and Rio Tinto Limited (Nos. 333-202547-01 and 333-224907-01) of our report dated 2 March 2021 with respect to the Group balance sheet of the Rio Tinto Group (comprising Rio Tinto plc and Rio Tinto Limited, together with their subsidiaries) as of 31 December 2020, the related Group income statement, Group statement of comprehensive income, Group cash flow statement and Group statement of changes in equity for the year ended 31 December 2020, and the related notes, and the effectiveness of internal control over financial reporting as of 31 December 2020, which report appears in the 31 December 2020 annual reports on Form 20-F of Rio Tinto plc and Rio Tinto Limited.

/s/ KPMG LLP	/s/ KPMG
KPMG LLP	KPMG

London, United Kingdom	Perth, Australia
2 March 2021	2 March 2021
KPMG, an Australian partnership and KPMG LLP, a UK limited liability partnership, are member firms of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Australia’s liability limited by a scheme approved under Professional Standards Legislation.